EXHIBIT 14.1

                                 CODE OF ETHICS



                                 CODE OF ETHICS

       The Chief Executive Officer, Chief Operating Officer, Principal Financial Officer, Principal Accounting Officer and Controller (together, the "Officers") of Total Luxury Group, Inc. (the "Company"), have an obligation to the Company, its stockholders and the public investor community to maintain the highest standards of honest and ethical conduct. In recognition of this obligation, the Officers have adopted the following standards of ethical conduct. Adherence to these standards is integral to achieving the objectives of the Company and its stockholders. None of the Officers shall commit acts contrary to these standards nor shall they condone the commission of such acts by advisors, agents or others engaged by the Company.

                                   Competence

The Officers have a responsibility to:

       o Maintain an appropriate level of professional competence by continuing development of their knowledge and skills.

       o Perform their professional duties in accordance with relevant laws, regulations, and technical standards.

       o Prepare full, fair, accurate, timely and understandable financial statements, reports and recommendations after appropriate analyses of relevant and reliable information.

                                 Confidentiality

The Officers have a responsibility to protect the Company by:

       o Refraining from disclosing to others confidential information acquired in the course of their work except when authorized to do so.

       o Refraining from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage either personally or through third parties.

                                    Legality

The Officers have a responsibility to:

       o      Comply  with rules and  regulations  of  federal,  state and local
              governments,   and  appropriate   private  and  public  regulatory
              agencies or organizations.

       o Act in good faith, responsibly, without misrepresenting material facts or allowing their independent judgment to be compromised.

       o Avoid actual or apparent conflicts of interest between personal and Company-related relationships and advise the Audit Committee of any prospective or existing potential conflict.

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       o      Refrain from engaging in any activity that would  prejudice  their ability to carry out their duties ethically.

       o Refuse any gift, favor, or hospitality that would influence or would appear to influence their actions.

       o Refrain from engaging in or supporting any activity that would discredit the Company.

       o In any dealings with a government official, supplier, or other person or entity, the Officers shall not request, accept, or offer to give any significant thing of value, the purpose or result of which could be to influence the bona fide business relations between the Company and such persons or entities.

                        Integrity of Financial Statements

The Officers shall assure that:

       o No funds or assets of the Company shall be used for any purpose that would be in violation of any applicable law or regulation.

       o No contributions shall be made by or on behalf of the Company to any political candidate, party, or campaign either within or without the United States.

       o No fund or asset of the Company shall be established or maintained that is not reflected on the books and records of the Company.

       o No false, artificial, or misleading entries in the books and records of the Company shall be made.

       o No transaction shall be effected and no payment shall be made by or on behalf of the Company with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment.

                              Prohibition of Loans

       o No Officer shall request or accept a loan or advance from the Company.

The Officers of the Company shall be responsible for the enforcement of the policies set forth in this Code of Ethics. Should any information or knowledge regarding any transaction or activity prohibited by this Code of Ethics come to the attention of an Officer, it shall promptly be reported to the Audit Committee of the Company. The Officers will be required on an annual basis to certify their compliance with this Code of Ethics.